News Release
Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com
H.W. McKay Belk Announces Sabbatical and Transition
     CHARLOTTE, N.C., June 25, 2009 — McKay Belk has announced that he will take a 12-month sabbatical from the company to devote time to ministry-related activities. He will be stepping aside from his role as president and chief merchandising officer of Belk, Inc. following a distinguished 30-year career with the company founded by his grandfather.
     After Belk’s sabbatical from the company, which is effective on August 3, 2009, he will begin an 18-month appointment as vice chairman. In this role, he will continue to provide the company advice and counsel on merchandising strategy and vendor relations. He will also continue to serve as a member of the Belk, Inc. board of directors.
     “I seriously considered attending seminary 30 years ago before my father convinced me to enter the retail world,” said McKay Belk. “I think the time is right to shift my priorities and devote more time to serving others. One of the most difficult aspects of my decision was knowing that I will be leaving a great team at Belk and a large number of supportive business partners throughout the industry who have played an integral role in my career and our company’s success.”
     Tim Belk, chairman and CEO of Belk, Inc. said, “Johnny and I will miss McKay as a brother in the business and a key member of the management team. His outstanding merchandising and marketing leadership helped Belk grow into one of the country’s largest and most successful privately owned department store companies. At the same time, we are excited for him as he considers a new chapter in his life.
     “McKay has led many strategic initiatives that contributed to a period of tremendous expansion and improvement in financial results. They include the consolidation of our merchandising and marketing functions, the integration of merchandise planning and allocation processes, the building of our women’s apparel and private brands businesses, the cultivation of key vendor relationships and the development of a very strong merchandising and marketing team. We will miss McKay’s day-to-day involvement, but wish him continued success and much happiness.”

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     Belk executives currently reporting to McKay Belk — Kathy Bufano, president of merchandising and marketing and Amy Wooden, executive vice president of merchandise planning and allocation and eCommerce — will report to Tim Belk beginning on August 3, 2009. Les Satinover, vice president of visual merchandise presentation, will report to Johnny Belk, president and chief operating officer.
     McKay is a director of Coca-Cola Consolidated Bottling Co., the nation’s second largest Coca-Cola bottling company, and serves as chairman of its audit committee and as a member of its compensation committee. He serves on the boards of advisors of the Kenan-Flagler Business School Family Institute and the Institute for the Arts and Humanities at the University of North Carolina at Chapel Hill, the board of trustees of Crossnore School in Crossnore, N.C., the board of directors of the Harvest Center in Charlotte, the board of visitors of Charlotte Latin School and is a member of the Families Committee at the University of Virginia. He is also a former member of the board of trustees of Charlotte Latin School, the board of directors of the North Carolina Chamber, and is a past chairman of the Charlotte Chamber of Commerce.
About Belk, Inc.
     Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned mainline department store company with 308 Belk stores in 16 Southern states. It was founded in 1888 by William Henry Belk in Monroe, N.C. and is in the third generation of Belk family leadership.
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